EXHIBIT 10.1

FIFTH MODIFICATION AGREEMENT

FOR

PRODUCTION SHARING CONTRACT

FOR

THE EXPLOITATION OF COALBED METHANE RESOURCES

FOR THE SHOUYANG AREA

IN SHANXI PROVINCE, QINSHUI BASIN,

THE PEOPLE'S REPUBLIC OF CHINA

THIS MODIFICATION AGREEMENT (“Modification Agreement”) is made and entered into on this the 26th day of April, 2012, by and between China United Coalbed Methane Corporation Ltd. (“CUCBM”), a company organized and existing under the laws of the People’s Republic of China, having its headquarters domiciled in Beijing, the People’s Republic of China; and Far East Energy (Bermuda), Ltd., a company organized and existing under the laws of Bermuda, having its headquarters domiciled in Houston, Texas, USA (“FEEB”). The companies named above, and their respective successors and assignees (if any), may sometimes individually be referred to as “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, CUCBM and Phillips China Inc, predecessor in interest to ConocoPhillips China Inc. (“CPCI”), entered into that certain Production Sharing Contract for the Exploitation of Coalbed Methane Resources for the Shouyang Area in Shanxi Province, Qinshui Basin, the People’s Republic of China, dated April 16, 2002 (as amended, the “Contract”). The Contract was approved by the Ministry of Foreign Trade and Economic Cooperation, predecessor to the Ministry of Commerce of the People’s Republic of China (the “MOFCOM”), on June 28, 2002;

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WHEREAS, with the consent and approval of CUCBM and the Ministry of Commerce of the People’s Republic of China, dated March 22, 2004, CPCI assigned to Far East Energy Corporation (“FEEC”) a net, undivided seventy percent (70%) participating interest in, to, and under the Contract and all rights of operatorship thereunder pursuant to that certain Assignment Agreement dated June 17, 2003 by and between FEEC and CPCI;

WHEREAS, with the consent and approval of CUCBM and the Ministry of Commerce of the People’s Republic of China, dated April 30, 2006, FEEC assigned to FEEB, FEEC’s wholly-owned subsidiary, one hundred percent (100%) of its Participating Interest in, to and under the Contract and all of it its rights of operatorship thereunder pursuant to that certain Amendment Agreement dated June 27, 2005, by and between FEEC and FEEB;

WHEREAS, CPCI and FEEB entered into that certain Shouyang Farmout Agreement, dated June 17, 2003 (the “Farmout Agreement”), pursuant to which FEEB obtained the right to acquire CPCI’s retained net, undivided thirty percent (30%) participating interest in, to and under the Contract (“CPCI Interest”). In connection with the Farmout Agreement, FEEB and CPCI executed that certain Assignment Agreement dated January 31, 2007 (the “FEEB/CPCI Assignment Agreement”), whereby CPCI assigned the CPCI Interest to FEEB;

WHEREAS, on January 31, 2007, CUCBM approved the FEEB/CPCI Assignment Agreement;

WHEREAS, on June 26, 2007, CUCBM and the Ministry of Commerce of the People’s Republic of China provided their consent and approval to amend the Contract to provide for an extension of the exploration period from July 1, 2007, to June 30, 2009 as provided in Article 4.2 of the Contract, and to provide for additional modifications. The terms of the approved amendments to the Contract were set forth in that certain Modification Agreement dated April 24, 2007, by and between CUCBM and FEEB;

WHEREAS, on August 20, 2009, CUCBM and the Ministry of Commerce of the People’s Republic of China provided their consent and approval to amend the Contract to provide for an extension of the exploration period from July 1, 2009, to June 30, 2011 as provided in Article 4.2 of the Contract, and to provide for additional modifications;

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WHEREAS, the stated exploration period of the Contract, as provided in Article 4.2 of the Contract, expires on June 30, 2011; however CUCBM and FEEB agree that on the Fifth Modification Effective Date the exploration period of the Contract be extended from July 1, 2011 to June 30, 2015 for Area A and B and from July 1, 2011 to June 30, 2013 for Area C. Area A, B and C (See the provision in Article 3.1 of this Modification Agreement) are set forth and defined in Annex I; and

WHEREAS, in consideration for, and subject to, the various agreements of the Parties contained herein, on the Fifth Modification Effective Date (as defined below), FEEB shall relinquish two hundred sixty nine point two (269.2) sq. km. identified in Annex II (the “Relinquished Area”), which, after relinquishment, shall no longer be deemed to be in the Contract Area.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to modify the Contract as follows:

1.	Article 1.3 of the Contract is hereby deleted and replaced with the following:

1.3 "Coalbed Methane Discovery" or "CBM Discovery": means a potential Coalbed Methane reservoir, which, in accordance with Article 11 of the Contract, is worth further evaluation by exploration after it has been verified by exploration within the Contract Area that there are three wells or more and each well's production and the distance between the wells have met the Standard for National Coalbed Methane Resource Reserves.

2.	Article 1.4 of the Contract is hereby deleted and replaced with the following:

1.4 "Coalbed Methane Field" or "CBM Field": means an accumulation of Coalbed Methane within the Contract Area which already contains a Coalbed Methane Discovery or for which it has been decided to proceed with development. The accumulation may be bounded by but not limited to geologic structures such as fault blocks, coal discontinuities or topographical features. Coalbed Methane Fields may also be designated as areas of similar geologic characteristics including but not limited to coal thickness, drill depths, and gas content.

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3.	Article 1.7 of the Contract is hereby deleted and replaced with the following:

1.7 "Exploration Operations": means all activities and operations (a) carried out for the purpose of discovering and evaluating Coalbed Methane bearing areas by means of geological, geophysical, geochemical and other methods including exploratory wells; (b) undertaken to obtain verified reserves of any Coalbed Methane reservoir and to prepare for development work in an area in which Coalbed Methane has been discovered, including core drilling, modeling, area selection, feasibility studies, Pilot Testing (including trial production), and formulation of the Overall Development Program; and (c) related to all such operations including negotiation and signing of long term transportation and sales contracts.

4.	Article 1.20 of the Contract shall be amended to read:

1.20 "Pilot Test": means carrying out trial CBM production of a certain scale within a Coalbed Methane Discovery area.

5.	Article 3.1 of the Contract is hereby deleted and replaced with the following:

3.1 After the Fifth Modification Effective Date, the Contract Area shall cover a total of one thousand six hundred and ninety three point six (1693.6) sq. km, consisting of three separate but contiguous areas (identified as Area A, Area B and Area C), as specified and delineated by the geographic locations and the coordinates of the connecting points of the boundary lines shown on Annex I attached hereto.

The said total area of the Contract Area shall be reduced in accordance with Articles 4, 5, and 11 hereof.

Associated with the Contract Area and included in the grants of rights to Contractor hereunder will be a one or more pipeline rights-of-way, from the Contract Area to one or more interconnection or Delivery Points.

6.	The phrase in Article 4.2 of the Contract that reads “The exploration period, beginning on the Date of Commencement of the Implementation of the Contract, shall be divided into three (3) phases and shall consist of nine (9) consecutive Contract Years” shall be modified to read: “The exploration period applicable to Area A and Area B, beginning on the Date of Commencement of the Implementation of the Contract, shall be divided into three (3) phases and shall consist of thirteen (13) consecutive Contract Years; the exploration period applicable to Area C, beginning on the Date of Commencement of the Implementation of the Contract, shall be divided into three (3) phases and shall consist of eleven (11) consecutive Contract Years.”

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7.	The phrase in Article 4.2 of the Contract that reads “the third phase of six (6) Contract Years (the fourth Contract Year through the ninth Contract Year) for Pilot Development” shall be modified to read: “in Area A and Area B the third phase of ten (10) Contract Years (the fourth Contract Year through the thirteenth Contract Year) for Pilot Test as well as compilation of a CBM reserves report and an Overall Development Program; and in Area C the third phase of eight (8) Contract Years (the fourth Contract Year through the eleventh Contract Year) for Pilot Test as well as compilation of a CBM reserves report and an Overall Development Program.”

8.	Article 4.3 of the Contract is hereby deleted and replaced with the following:

4.3 Subject to the terms of the Contract, the exploration period described in Article 4.2 will not be extended unless the Parties agree otherwise; provided, that upon the expiration of the exploration period, the exploration period of the following area will be extended (a) CBM proved reserves areas which have been submitted to the Oil and Gas Reserve Evaluation Office of the Ministry of Land and Resources of the People’s Republic of China for approval, (b) proved reserves areas which have been preliminarily approved by the Oil and Gas Reserve Evaluation Office of Ministry of Land and Resources of the People’s Republic of China and awaiting approval by the Ministry of Land and Resources of the People’s Republic of China, (c) areas awaiting the approval of the Overall Development Program and/or Production Area, and/or (d) areas for which a reserves report has been submitted by Contractor to CUCBM that reasonably complies with Chinese CBM proven reserves standards and forwarded by CUCBM to the Oil and Gas Reserve Evaluation Office of the Ministry of Land and Resources of the People’s Republic of China for approval (if CUCBM fails to submit said report to the Oil and Gas Reserve Evaluation Office of the Ministry of Land and Resources of the People’s Republic of China within 90 days of receipt from Contractor, the report will be deemed submitted to the Oil and Gas Reserve Evaluation Office of the Ministry of Land and Resources of the People’s Republic of China).

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9.	Article 5.1 of the Contract is hereby deleted and replaced with the following:

5.1 The Contractor shall relinquish a portion or portions of the Contract Area in accordance with the following provisions:

5.1.1 On June 30, 2013, Contractor shall select acreage to relinquish within the original Contract Area that is equal to the lesser of:

a) 25% of the original Contract Area; or

b) the entire Contract Area, except for any (a) Development Area, (b) CBM proved reserves areas which have been submitted to the Oil and Gas Reserve Evaluation Office of the Ministry of Land and Resources of the People’s Republic of China for approval, (c) proved reserves areas which have been preliminarily approved by the Oil and Gas Reserve Evaluation Office of Ministry of Land and Resources of the People’s Republic of China and awaiting approval by the Ministry of Land and Resources of the People’s Republic of China, (d) areas awaiting the approval of the Overall Development Program and/or Production Area, (e) areas for which a reserves report has been submitted by Contractor to CUCBM that reasonably complies with Chinese CBM proven reserves standards and forwarded by CUCBM to the Oil and Gas Reserve Evaluation Office of the Ministry of Land and Resources of the People’s Republic of China for approval (if CUCBM fails to submit said report to the Oil and Gas Reserve Evaluation Office of the Ministry of Land and Resources of the People’s Republic of China within 90 days of receipt from Contractor, the report will be deemed submitted to the Oil and Gas Reserve Evaluation Office of the Ministry of Land and Resources of the People’s Republic of China), and/or (f) unless otherwise agreed by the Parties; or

c) Area C of the Contract Area, which shall fully satisfy all relinquishment obligations for 2013.

5.1.2 On June 30, 2015, Contractor shall relinquish the remaining Contract Area, except for any (a) Development Area, (b) CBM proved reserves areas which have been submitted to the Oil and Gas Reserve Evaluation Office of the Ministry of Land and Resources of the People’s Republic of China for approval, (c) proved reserves areas which have been preliminarily approved by the Oil and Gas Reserve Evaluation Office of the Ministry of Land and Resources of the People’s Republic of China and awaiting approval by the Ministry of Land and Resources of the People’s Republic of China, (d) areas awaiting the approval of the Overall Development Program and/or Production Area, (e) areas for which a reserves report has been submitted by Contractor to CUCBM that reasonably complies with Chinese CBM proven reserves standards and forwarded by CUCBM to the Oil and Gas Reserve Evaluation Office of Land and Resources of the People’s Republic of China for approval (if CUCBM fails to submit said report to the Oil and Gas Reserve Evaluation Office of the Ministry of Land and Resources of the People’s Republic of China within 90 days of receipt from Contractor, the report will be deemed submitted to the Oil and Gas Reserve Evaluation Office of the Ministry of Land and Resources of the People’s Republic of China), and/or (f) unless otherwise agreed by the Parties.

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5.1.3 In implementing Articles 5.1.1 and 5.1.2 hereof, any Production Area and/or Development Area and/or pending CBM proved reserves areas which have been submitted or deemed to have been submitted to the Oil and Gas Reserve Evaluation Office of Ministry of Land and Resources of the People’s Republic of China, areas for which a reserves report has been submitted by Contractor to CUCBM that reasonably complies with Chinese CBM proven reserves standards, the CBM proved reserves areas which have been preliminarily approved by the Oil and Gas Reserve Evaluation Office of Ministry of Land and Resources of the People’s Republic of China and awaiting approval by the Ministry of Land and Resources of the People’s Republic of China, and any area included in an Overall Development Program awaiting approval, shall not be relinquished.

5.1.4 At the expiration of the production period or any extension thereof, any Coalbed Methane Field within the Contract Area as specified in Article 4.5 hereof, such Coalbed Methane Field shall be excluded from the Contract Area.

10.	Article 6.2.3 and 6.2.4 of the Contract is hereby deleted and replaced with the following:

6.2.3 During the third phase of the exploration period, the Contractor shall:

(a) with respect to Area A:

Contractor shall use its reasonable efforts to complete the compilation of Overall Development Program in accordance with applicable law;

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(b) with respect to Areas B and C:

from July 1, 2011 to June 30, 2013, drill at least twenty five (25) wells; expending at least the U.S. dollar equivalent to sixty seven million (67,000,000) RMB as its expected minimum exploration expenditures for such Exploration Operations; provided, however, that the Parties agree and acknowledge that expenses may be incurred in greater amounts in a particular Calendar Year depending on the Contractor’s implementation of the exploration program; and

(c) with respect to Area B:

from July 1, 2013 to June 30, 2015, drill at least thirteen (13) wells; if a Coalbed Methane Field is discovered, then complete the compilation of a CBM reserve report within the Coalbed Methane Discovery area that complies with Chinese CBM proved reserve standards; expending at least the U.S. dollar equivalent to thirty three million (33,000,000) RMB, as its expected minimum exploration expenditures for such Exploration Operations; provided, however, that the Parties agree and acknowledge that expenses may be incurred in greater amounts in a particular Calendar Year depending on the Contractor’s implementation of the exploration program.

6.2.4 The determination of whether the Contractor has fulfilled the minimum exploration work commitment as stipulated in Articles 6.2.1, 6.2.2 and 6.2.3 herein shall be made on the basis of the number of the wells drilled and the compilation of the reserves report for Coalbed Methane. In accordance with the actual situation, horizontal wells may be regarded as a part of said minimum work commitment for the purpose of replacing a certain number of wells, as determined by the JMC.

11.	Article 7.2.2 of the Contract is hereby deleted and replaced with the following:

7.2.2 Examine and approve the Operator's Pilot Test Plan as well as budget applicable to each Coalbed Methane Field;

12.	Article 7.3 of the Contract is hereby deleted and replaced with the following:

7.3 Decisions of JMC shall be made unanimously through consultation. All decisions made unanimously shall be deemed as final, binding decisions and shall be equally binding upon the Parties. When matters upon which agreement cannot be reached arise, the Parties shall convene another meeting in an attempt to find a new solution thereto on a timely basis, as is most favorable to moving forward the exploration, development and production.

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7.3.1 During the exploration period applicable to a Contract Area, the Parties shall endeavour to reach agreement through consultation on exploration programs and annual exploration Work Programs. If the Parties fail to reach agreement through consultation within thirty (30) days of first being considered by the JMC, the Contractor shall have the right to proceed with its proposal without such agreement; provided that such proposal is in compliance with applicable CBM regulations, laws and regulations regarding local coal mining operations, national health, safety and environmental standards, and is otherwise not in conflict with the relevant provisions in Articles 4, 5, and 6 hereof. Further, if Contractor elects to proceed with such proposal over the objection of CUCBM, then Contractor shall be liable for direct losses arising out of its gross negligence or wilful misconduct that are incurred as a result of such proposal.

7.3.2 If it is considered by the chairman and/or the vice chairman or their nominees that a matter requires urgent handling or may be decided without convening a meeting, JMC may make decisions through facsimiles or the circulation of documents. In an emergency or to protect human life or property, the Operator may take such decisions as it deems reasonable and prudent without prior consultation of the JMC; provided, that it reports to the JMC promptly thereafter regarding such emergency and the actions taken in response thereto.

13.	The following sentence shall be added to the end of Article 8.2:

“If CUCBM reasonably believes that any expatriate field employees of Operator are not competent, Far East shall remove and replace such personnel within three (3) months.

14.	Article 8.3.11 of the Contract is hereby deleted and replaced with the following:

8.3.11 To research and carry out a CBM transportation and market study. Costs incurred to conduct and complete such CBM transportation and market study shall be charged to the joint account and shall be recoverable costs under the terms of this Contract.

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15.	Article 9.1.11 shall be added to the Contract:

9.1.11 Obtain any necessary governmental approvals, including submitting any reserve reports that reasonably comply with Chinese CBM proven reserves standards to the Oil and Gas Reserve Evaluation Office of the Ministry of Land and Resources of the People’s Republic of China for approval and submitting any Overall Development Program applications that reasonably comply with applicable law to all necessary governmental agencies for approval.

16.	Article 9.6 shall be added to the Contract:

9.6 When Operator has compiled a reserve report in accordance with Chinese CBM regulations, CUCBM is responsible for submitting such CBM proved reserves report to the relevant government authorities for approval.  When Operator has compiled an Overall Development Program and relevant documents, CUCBM is responsible for submitting such Overall Development Program to relevant government authorities for approval.

17.	The title of Article 11 shall be modified to “Article 11: Determination of CBM Development” and the content of that Article is hereby deleted and replaced with the following:

11.1 If any Coalbed Methane Discovery is made within the Contract Area, the Operator shall promptly report such discovery to JMC. If JMC or Contractor makes a decision that a Coalbed Methane Discovery is worthy of a Pilot Test, the Operator shall submit to JMC a Pilot Test Work Program which shall include a CBM Reserves Report compilation, plans for disposal of any CBM and/or Liquid Hydrocarbons whether by sale, flaring or otherwise and a timetable for such Coalbed Methane Discovery as soon as possible. Such Pilot Test Work Program shall be prepared no later than sixty (60) days from the date of the aforesaid decision made by JMC or Contractor. After the approval by JMC of the Pilot Test Work Program, the Operator shall implement the operation as soon as possible without unreasonable delay in accordance with the timetable set forth in the approved Pilot Test Work Program.

11.2 After receipt of notice of proven reserves of a Coalbed Methane Field from the Ministry of Land and Resources of the People's Republic of China, the Contractor, as the Operator, shall prepare and submit to JMC an Overall Development Program for such Coalbed Methane Discovery within a reasonable amount of time determined by JMC. Upon receipt and approval of the Overall Development Program, JMC shall immediately forward the Overall Development Program to CUCBM. Within thirty (30) days of its receipt of the Overall Development Program, CUCBM shall submit the Overall Development Program and supplemental agreement to the competent authorities of the Chinese government for review and approval. The Parties shall also negotiate and enter into a mutually acceptable supplemental agreement in regard to the development of such Coalbed Methane Field in a manner that shall not unreasonably interfere with the planned expansion of coal mining operations in the relevant coal field. After approval by the relevant Chinese governmental authority, such Overall Development Program and any supplemental agreement shall be regarded as an integrated part of the Contract.

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11.3 Long-term CBM, CBM Products and Liquid Hydrocarbons transportation and sales agreements shall be concluded prior to the completion of compilation of Overall Development Program. Before the conclusion of the transportation and sales agreements, both Parties shall use their best efforts to find suitable counterparties for long-term CBM, CBM Products and Liquid Hydrocarbons transportation and sales agreements, and try to conclude such transactions.

11.4 If JMC unanimously decides that a reserves report will not be prepared for a particular Coalbed Methane Discovery, at the request of the Contractor, the corresponding area covered by the Coalbed Methane Discovery may be retained in the Contract Area during the exploration period. However, if, at the expiration of the exploration period, the JMC still unanimously decides that a reserves report will not be prepared for the aforesaid Coalbed Methane Discovery, the area covered by such Coalbed Methane Discovery shall be excluded from the Contract Area.

11.5 If the Contractor, prior to the expiration of the exploration period, advises JMC in writing that it will not prepare a reserves report for a Coalbed Methane Discovery, the Contractor shall be deemed to have waived its rights of participation in the development of that Coalbed Methane Field, then CUCBM shall have the right to solely develop such potential Coalbed Methane Field.

Before the expiration of the exploration period, if the Parties do not unanimously approve the compilation of a reserves report for a particular Coalbed Methane Discovery, Contractor may continue to compile the reserve report in accordance with Chinese CBM reserves regulations and CUCBM shall assist Contractor to submit the reserve report that meets Chinese proven reserves standards. Within thirty (30) days of receipt of notice of proven reserves of a Coalbed Methane Field from the Ministry of Land and Resources of the People’s Republic of China, CUCBM will make its election to participate in accordance with Article 2.4 hereof.

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11.6 In this Article 11 those procedures which reference the Overall Development Program should be applied analogously in the following circumstances: additional development projects referring to the Overall Development Program designed either to improve the production capability of the reservoir or to substantially increase the recoverable reserves therefrom through additional investments. Any extension of the production period of the Coalbed Methane Field due to such additional development projects shall be subject to the related provision of Article 4.5 hereof.

11.7 Notwithstanding the Date of Commencement of Commercial Production or anything to the contrary herein, the allocation of the production from a Pilot Test shall be governed by the principles set forth in Articles 12 and 13 hereof.

18.	That portion of the second paragraph in Article 12.1.2 of the Contract that reads “CUCBM shall notify the Contractor in writing of its decision of non-participation or a specific lesser percentage of the participating interests before the Pilot Development report is reviewed by JMC pursuant to Article 11.3 hereof” is hereby deleted and replaced with the following: “CUCBM shall make its decision of non-participation or a specific lesser percentage of the participating interests within thirty (30) days of receipt of notice of proven reserves of a Coalbed Methane Field from the Ministry of Land and Resources of the People's Republic of China as referred to in Articles 11.2 and 11.5 hereof.”

19.	The following sentence shall be added to the end of Article 12.2.2:

“All exploration expenses incurred by Contractor related to the Relinquished Area shall remain eligible for cost recovery.”

20.	Article 13.2.2.2 (c) of the Contract is hereby modified with the following: The Section reference to “Article 11.9” contained in the second line is amended to read “Article 11.6.”

21.	Article14.4.1 of the Contract is hereby deleted and replaced with the following:

14.4.1 The price of various grades of the CBM and Liquid Hydrocarbons shall be expressed as a FOB price at the Delivery Point. Determination of the CBM and Liquid Hydrocarbons price shall be based on the actual free market price received by the Parties; and

(1)	Shall be determined each Calendar Quarter by CUCBM and each Party comprising Contractor individually; and

(2)	Shall be the volumetrically weighted average of the following components:

(i)	In arm's length transactions the actual price received; and

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(ii)	For other than arm's length transactions, the fair market price taking into account the prevailing market conditions.

The aforesaid price in arm's length transactions in this Article 14 refers to a free market price at which a seller sells its CBM and/or Liquid Hydrocarbons to a buyer who is independent of the seller, but excluding prices used in government to government transactions or other fixed or controlled prices which do not reflect the free market price, and excluding exchange or barter transactions.

The price of the CBM and Liquid Hydrocarbons produced from the Contract Area shall be determined based on general pricing principles prevailing internationally taking into consideration such factors as the markets, quality and quantity of the CBM and Liquid Hydrocarbons and the prices of alternate non-subsidized energy resources agreed upon by the Parties with the objective of the Parties being to obtain the best price possible.

The transportation costs to be used to determine the FOB price at the Delivery Point shall be agreed to during the negotiation of the long-term sales and purchase agreements and prior to the preparation and approval by the Parties of an Overall Development Program. Such transportation costs shall be determined in accordance with international petroleum and CBM industry practice and such transportation costs will only apply to pipelines not owned under this Contract.

22.	Article 14.6.5.4 of the Contract is hereby deleted and replaced with the following:

14.6.5.4 Unless otherwise agreed by the Contractor, payments for CBM and Liquid Hydrocarbons shall be made to the bank account designated by the Contractor, either within or outside the People's Republic of China at the Contractor's election. If CUCBM receives any such payments, they shall promptly pay them to Contractor’s designated account.

23.	The first sentence of Article 17.4 is hereby deleted and replaced with the following:

The facilities constructed for the conduct of CBM Operations hereunder, whether located within or outside the Contract Area, shall be used solely for the common benefit of any and all CBM Fields within the Contract Area (“Common Facilities”) for so long as any CBM Field in the Contract Area is utilizing any of the Common Facilities.

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24.	Article 17.5 shall be added to the Contract as follows:

17.5 At the request of Contractor after the Fifth Modification Effective Date, CUCBM shall promptly, at CUCBM’s expense, drill a parameter well within Area B, in a location as determined by Contractor, nearby the P8 well existing on October 14, 2011. The new parameter well shall be drilled to the same coal seam(s) as the P8 well and CUCBM shall, at its expense, provide equivalent coring, fracturing and other testing as conducted by Contractor on the P8 well; and shall provide all data and a final, detailed written report on the new parameter well to Contractor. For purposes of clarification, the new well shall belong to Contractor. In connection with the foregoing, after the Fifth Modification Effective Date, Contractor shall provide all data and any report in its possession on the P8 well to CUCBM and the P8 well shall belong to CUCBM.

25.	Article 25.2 of the Contract is hereby deleted and replaced with the following:

25.2 Any dispute mentioned in Article 25.1 herein, including without limitation disputes arising under Article 27.2, that has not been settled through such consultation within sixty (60) days after the dispute arises shall be settled through arbitration. If agreed upon by the Parties, such dispute shall be referred to arbitration conducted by the China International Economic and Trade Arbitration Commission (“CIETAC”) in accordance with the arbitration proceeding rules thereof. If the Parties fail to reach an agreement on CIETAC arbitration within sixty (60) days, after a Party has requested in writing that a dispute be referred to arbitration, at the election of either Party, the dispute shall be finally settled by arbitration in accordance with the rules of the Hong Kong International Arbitration Centre (“HKIAC”) as at present in force. There shall be three (3) arbitrators and the location of the arbitration shall be at HKIAC in Hong Kong.

26.	Article 26.6 of the Contract is hereby deleted and replaced with the following:

26.6 If any Party to the Contract commits a material breach of the Contract, the other Party to the Contract shall have the right to demand that such breach be remedied within a reasonable period of time. If such breach is not remedied satisfactorily within such period of time, the Party demanding remedy shall have the right to terminate the Contract by giving ninety (90) days written notice to the defaulting Party. However, no Party shall be deemed to have committed a material breach in the performance of any provision of the Contract concerning any dispute between CUCBM and the Contractor, until such time as all disputes concerning such provision, including any contention that a Party is in material breach, have been settled as provided in Article 25 hereof.

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27.	Article 3.1, second paragraph of Annex IV of the Contract is hereby deleted and replaced with the following:

During the implementation of the CBM Operations, the Contractor shall be responsible to keep in good order, all the data, information and samples stipulated in Articles 2.1 and 2.2 hereof within the territory of the People's Republic of China and shall furnish CUCBM in a timely manner with such data, information and samples for use and turn them over to CUCBM within thirty (30) days of receipt from its third party contractors.

Any contracts previously approved by the Parties relating to CBM Operations, including any long term gas sales agreements (the “Shouyang Contracts”), will be used solely for the common benefit of any and all Coalbed Methane Fields within the Contract Area.

This Modification Agreement shall be written in both Chinese and English in accordance with the provisions of Article 28.1 of the Contract, and both versions shall have equal force and effect.

As a supplementary document to the Contract, this Modification Agreement shall be an integral part of the Contract. The Modification Agreement shall be effective from the date it is approved by the Ministry of Commerce of the People’s Republic of China (the “Fifth Modification Effective Date”).

The Contract is a valid and binding agreement of the Parties and is in full force and effect without any change, except as expressly set forth herein.

All capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Contract.

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IN WITNESS WHEREOF, this Modification Agreement is signed in Beijing by the authorized representatives of each Party hereto.

CHINA UNITED COALBED METHANE CORPORATION, LTD.

By:	/s/ Fu Xiaokang
Name:	Fu Xiaokang
Title:	Assistant to the President

FAR EAST ENERGY (BERMUDA), LTD.

By:	/s/ Michael R. McElwrath
Name:	Michael R. McElwrath
Title:	Chairman

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Annex I

Coordinates of the Connecting Points of Area A

No.	Longitude	latitude	No.	Longitude	latitude
1	112°57′15″	37°55′00″	5	113°03′00″	37°50′45″
2	113°05′15″	37°55′00″	6	112°54′45″	37°50′45″
3	113°05′15″	37°51′45″	7	112°54′45″	37°52′45″
4	113°03′00″	37°51′45″	8	112°57′15″	37°52′45″

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Coordinates of Connecting Points of Area B

No.	Longitude	latitude	No.	Longitude	latitude
1	112°49′00″	37°55′00″	14	113°15′00″	37°40′00″
2	112°57′15	37°55′00″	15	113°15′00″	37°30′00″
3	112°57′15	37°52′45″	16	113°07′15″	37°30′00″
4	112°54′45	37°52′45″	17	113°07′15″	37°35′30″
5	112°54′45	37°50′45″	18	113°00′00″	37°35′30″
6	113°00′30″	37°50′45″	19	113°00′00″	37°40′00″
7	113°00′30″	37°45′45″	20	112°57′00″	37°40′00″
8	113°11′15	37°45′45″	21	112°57′00″	37°43′45″
9	113°11′15	37°52′15″	22	112°49′00″	37°43′45″
10	113°18′00″	37°52′15″	23	112°49′00″	37°51′42″
11	113°18′00″	37°49′00″	24	112°49′30″	37°51′42″
12	113°21′00″	37°49′00″	25	112°49′30″	37°52′37″
13	113°21′00″	37°40′00″	26	112°49′00″	37°52′37″

Coordinates of Connecting Points of Area C

No.	Longitude	Latitude
1	112°49′00″	37°43′45″
2	112°57′00″	37°43′45″
3	112°57′00″	37°40′00″
4	113°00′00″	37°40′00″
5	113°00′00″	37°35′30″
6	113°07′15″	37°35′30″
7	113°07′15″	37°30′00″
8	112°49′00″	37°30′00″

18

Annex II

Relinquished Area (269.2 sq. km)

No.	Longitude	Latitude
1	113°05′15″	37°55′00″
2	113°18′00″	37°55′00″
3	113°18′00″	37°53′26″
4	113°17′10″	37°53′26″
5	113°17′10″	37°52′15″
6	113°11′15″	37°52′15″
7	113°11′15″	37°45′45″
8	113°00′30″	37°45′45″
9	113°00′30″	37°50′45″
10	113°03′00″	37°50′45″
11	113°03′00″	37°51′45″
12	113°05′15″	37°51′45″

19